Exhibit 99.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2024, by and between Alight, Inc. (the “Company”) and Starboard Value and Opportunity Master Fund, Ltd. (together with its Affiliates, “Starboard”). The Company and Starboard are each herein referred to as a “Party” and collectively, the “Parties.”

WHEREAS, on February 16, 2024, Starboard delivered to the Company a notice of intent to submit director nominations (the “Nomination Notice”) at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”);

WHEREAS, on February 21, 2024, Starboard filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing its intent to engage in discussions with management and the Board of Directors (the “Board”) of the Company regarding Board representation and the composition of the Board, generally; and

WHEREAS, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Board Composition and Related Matters.

(a)Appointment of New Directors. Immediately following the execution of this Agreement, the Board shall take all necessary actions to (i) increase the size of the Board to eleven (11) directors and (ii) appoint Dave Guilmette (the “New Class I Director”) and Coretha Rushing (the “New Class III Director” and together with the New Class I Director, collectively, the “New Directors”) to the Board, with Dave Guilmette being appointed as a Class I director with a term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and Coretha Rushing being appointed as a Class III director with a term expiring at the 2024 Annual Meeting, or until their earlier death, disability, resignation, disqualification or removal.

(b)Committees. The Board and all applicable committees of the Board shall give each of the New Directors the same due consideration for committee membership as any other independent director; provided, however, that each of the New Directors shall be appointed to at least one committee of the Board; provided, further, that the New Class III Director shall be immediately appointed to the Compensation Committee of the Board.

(c)2024 Annual Meeting. The Company agrees to use its reasonable best efforts to hold the 2024 Annual Meeting no later than July 26, 2024, provided, however, that if the Board has made a Fiduciary Duty Determination (as defined below), the 2024 Annual Meeting shall be held in accordance with Section 1(e). If, at any time during the Standstill Period, the Board makes a Fiduciary Duty Determination, then the Company shall promptly notify Starboard in writing (such notice, the “Fiduciary Duty Determination Notice”) of such Fiduciary Duty Determination (which such notice shall provide a reasonable description of the events or circumstances giving rise to such Fiduciary Duty Determination) no later than two (2) business day following a Fiduciary Duty Determination (the date such notice is delivered to Starboard, the “Notice Date”) and, in any event, at least one (1) business day prior to any public announcement of such Fiduciary Duty Determination.

(d)Replacement Rights. If the New Class III Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director, is not elected as a director at the 2024 Annual Meeting or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period, and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the aggregate at least the lesser of 3% of the Company’s then-outstanding Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and 16,510,383 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments), Starboard shall have the right to recommend a director candidate(s) to the Board to replace the New Class III Director as a director on the Board in accordance with this Section 1(d), which the Board shall consider in good faith in the exercise of the Board’s fiduciary duties under applicable law (any such person, if recommended by Starboard, shall be referred to as a “Replacement Director,” and if and when such person is appointed to the Board, shall be referred to as the New Class III Director (and a New Director) for purposes of this Agreement). Any replacement candidate recommended by Starboard must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, subject to the exercise by the Board of its fiduciary duties under applicable law), provided that in no event will the phrase “reasonably acceptable” or the parenthetical set forth in this clause (A) be construed to limit the Board’s right to exercise its fiduciary duties under applicable law, (B) qualify as “independent” pursuant to the New York Stock Exchange (the “NYSE”) listing standards, (C) have the relevant financial and business experience to serve as a director of the Company, (D) satisfy the Company’s publicly disclosed guidelines and policies with respect to service on the Board, including, without limitation, the Company’s Corporate Governance Guidelines, and (E) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any partner, officer, or employee of Starboard would not be deemed independent of Starboard) (in the case of each of clauses (B) through (D), as reasonably determined by the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”)). The Nominating and Corporate Governance Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith in the exercise of the Nominating and Corporate Governance Committee’s fiduciary duties under applicable law) regarding whether such candidate meets the foregoing criteria, assuming reasonable availability of such candidate, within ten (10) business days after the date (1) such candidate has submitted to the Company (a) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) required by the Company in connection with the appointment or election of new Board members, and (b) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company, copies of which have been provided to such person prior to such date, and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such candidate. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(d) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such candidate. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard, Starboard shall have the right to recommend additional candidates in accordance with the procedures described above. Upon the Nominating and Corporate Governance Committee’s recommendation of a replacement candidate, the Board shall vote on the applicable appointment of the Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such replacement candidate; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(d), the Parties shall continue to follow the procedures of this Section 1(d) until a Replacement Director is appointed to the Board. Subject to the NYSE rules and applicable law, and subject to the exercise by the Board of its fiduciary duties under applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the former New Class III Director was a member immediately prior to such director’s departure. Notwithstanding the foregoing, if the Board makes a Fiduciary Duty Determination in connection with this Section 1(d), such that, following such Fiduciary Duty Determination, a Replacement Director is not appointed to the Board pursuant to this Section 1(d), then on the Notice Date, notwithstanding any other provision of this Agreement, all of Starboard’s (and its Affiliates’ and Associates’) obligations under Section 1(g)(iii), Section 1(g)(iv), Section 2 and Section 13 shall terminate.

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(e)Board Size. Following the appointment of the New Directors until the conclusion of the 2024 Annual Meeting, the Company agrees that, unless the Board determines in good faith, after consultation with counsel, that its obligations under this Agreement, including this Section 1(e), would violate the Board’s fiduciary duties under applicable law (a “Fiduciary Duty Determination”), the size of the Board shall not exceed eleven (11) directors, without Starboard’s prior written consent, provided that the size of the Board may be increased to twelve (12) directors to accommodate the appointment of an additional independent director to the Board, as contemplated by the Press Release (as defined below) (the “Additional Independent Director”). Following the conclusion of the 2024 Annual Meeting through the expiration of the Standstill Period, the Company agrees that, subject to the exercise by the Board of its fiduciary duties under applicable law, (i) if the Additional Independent Director has been appointed to the Board prior to the 2024 Annual Meeting, the size of the Board shall not exceed eleven (11) directors, and (ii) if the Additional Independent Director has not been appointed to the Board, the size of the Board shall not exceed ten (10) directors, provided that the size of the Board may be increased by one (1) director to accommodate the appointment of the Additional Independent Director, and upon such appointment, the size of the Board shall not exceed eleven (11) directors, in each case without Starboard’s prior written consent. Notwithstanding the foregoing, if the Board makes a Fiduciary Duty Determination with respect to Section 1(e) such that, following such Fiduciary Duty Determination, the size of the Board exceeds the limits sets forth in this Section 1(e), then:

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(i)on the Notice Date, notwithstanding any other provision of this Agreement, all of Starboard’s (and its Affiliates’ and Associates’) obligations under Section 1(g)(iii), Section 1(g)(iv), Section 2 and Section 13 shall terminate automatically and be of no further force or effect; and

(ii)if such Fiduciary Duty Determination occurs before the date of the 2024 Annual Meeting, the Company agrees that any additional Board seat(s) created (to the extent not yet filled) or any new director(s) appointed to the Board, in each case, as a result of increasing the size of the Board (the “Additional Board Seat(s)”), shall be up for election at the 2024 Annual Meeting, and

1.	Starboard shall have fifteen (15) calendar days following the Notice Date to submit to the Company a notice, in accordance with the Company’s Amended and Restated By-laws (the “Bylaws”), nominating a number of director candidate(s) equal to the number of the Additional Board Seat(s) for election at the 2024 Annual Meeting and the Company shall deem any notice of nomination(s) submitted by Starboard during such period to have been timely submitted under the Bylaws; and
2.	the Company agrees and will take all actions necessary to move the date of the 2024 Annual Meeting (if such date has already been set) so that both (x) the deadline under Rule 14a-19(b) under the Exchange Act in connection with the 2024 Annual Meeting is no earlier than fifteen (15) calendar days after the Notice Date and (y) the date of the 2024 Annual Meeting is held no earlier than sixty-five (65) calendar days following the Notice Date.

(f)Recommendation of New Class III Director

(i)The Company agrees that it shall (x) take all necessary actions to nominate the New Class III Director as a Class III director for election to the Board at the 2024 Annual Meeting with a term expiring at the Company’s 2027 annual meeting of stockholders, to list the New Class III Director in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2024 Annual Meeting and to solicit proxies for the election of the New Class III Director at the 2024 Annual Meeting in the same manner as it solicits proxies for the election of the Company’s other director nominees, and (y) unless the Board otherwise determines in the exercise of its fiduciary duties under applicable law (a “Recommendation Change”), recommend for the election the New Class III Director at the 2024 Annual Meeting in the same manner as it recommends for the election of the Company’s other director nominees. Notwithstanding the foregoing, as of the date of this Agreement, the Company is not aware of any information, facts and/or circumstances that would cause it to make a Recommendation Change with respect to the election of the New Class III Director to the Board at the 2024 Annual Meeting.

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(ii)In the event of a Recommendation Change, the Company shall provide a Fiduciary Duty Determination Notice to Starboard in accordance with Section 1(e), and upon receipt of such Fiduciary Duty Determination Notice, notwithstanding Section 1(g) or Section 2 of this Agreement, Starboard shall be permitted to (A) seek the election of the New Class III Director as a director of the Company, and engage in a solicitation of proxies with respect to the election of the New Class III Director as a director of the Company (collectively, the “Specified Director Solicitation”), (B) make statements and announcements, and otherwise engage in communications with stockholders of the Company and others, in support of the election of the New Class III Director and the Specified Director Solicitation, and Starboard shall not be subject to the obligations and restrictions set forth in Section 13 of this Agreement in connection therewith, and (C) vote some or all of the shares of Common Stock that it beneficially owns and over which it has voting power for the election of the New Class III Director (in lieu of one of the nominees recommended by the Board, which nominee may be determined by Starboard in its sole discretion).

(g)Additional Agreements.

(i)Effective as of the date hereof, Starboard hereby irrevocably withdraws the Nomination Notice.

(ii)Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(iii)During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meetings of the Company’s stockholders or actions by written consent of the Company’s stockholders (each, a “Stockholder Meeting”), (B) submit any proposal for consideration at, or bring any other business before, any Stockholder Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any Stockholder Meeting. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(g)(iii).

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(iv)During the Standstill Period, Starboard shall appear in person or by proxy at the 2024 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2024 Annual Meeting as of the record date (A) in favor of all of the Company’s nominees, (B) in favor of the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year 2024, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the 2024 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2024 Annual Meeting (other than proposals relating to the election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will (x) appear in person or by proxy at any special meeting of the Company’s stockholders held during the Standstill Period and vote all shares of Common Stock beneficially owned by Starboard as of the record date at such meeting, and (y) execute valid written consents with respect to all shares of Common Stock beneficially owned by Starboard as of the record date in any stockholder action by written consent during the Standstill Period, in the case of each of (x) and (y) in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of director(s). Notwithstanding the foregoing, Starboard shall be permitted to vote in its discretion on any proposal of the Company submitted to stockholders at a Stockholder Meeting in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.

(v)Starboard acknowledges that all members of the Board are (A) governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board (the “Company Policies”) and (B) required to keep confidential all confidential information of the Company and, without prior written consent of the Company, not disclose to any third party (including Starboard) any discussions, matters, or materials considered in meetings of the Board or its committees. For the avoidance of doubt, the Company Policies shall not apply to Starboard or any of its affiliated funds.

(vi)The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than immediately following the appointment of each New Director, to determine, in connection with his or her initial appointment as a director that such New Director is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, or any other related plans or agreements that refer to any such plan, or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such incentive plans, options plans, deferred compensation plans, employment agreements severance plans, retention plans, loan agreements or indentures of the Company, or any other related plans or agreements that refer to any such plan, or agreement’s definition of “Change in Control” or any similar term.

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2.Standstill Provisions.

(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2025 Annual Meeting pursuant to the Bylaws, or (y) the date that is one hundred five (105) days prior to the first anniversary of the 2024 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)engage in any solicitation or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including any solicitation of consents that seeks to call a special meeting of stockholders of the Company), in each case with respect to any securities of the Company;

(ii)form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of Common Stock (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement so long as any such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement;

(iii)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2025 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

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(v)(A) make any proposal for consideration by stockholders at a Stockholder Meeting, (B) make any offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination involving the Company or any of its subsidiaries by such third party (provided that this clause (D) shall not prevent such public comment after such proposal has become generally known to the public other than as a result of a disclosure by Starboard) or (E) call or seek to call a special meeting of stockholders, or initiate or participate in any stockholder action by written consent;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically provided in Section 1;

(vii)advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any Stockholder Meeting, except as specifically provided in Section 1; or

(viii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the shares of Common Stock that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 13).

(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by each of the New Directors (or any Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

3.Investor Day. The Company agrees that on or prior to the later of (i) December 31, 2024 and (ii) two (2) months following the consummation of the sale of certain assets contemplated by the Stock and Asset Purchase Agreement, dated as of March 20, 2024, by and among Tempo Acquisition, LLC, a Delaware limited liability company, Axiom Buyer, LLC, a Delaware limited liability company, Axiom Intermediate I, LLC, a Delaware limited liability company, and the Company, the Company shall hold an investor day (the “Investor Day”) at an appropriate date and time as shall be determined by the Board. No more than three (3) weeks nor less than one (1) week prior to the Investor Day, the Company’s counsel shall reach out to Starboard’s counsel to provide Starboard with the opportunity to enter into a customary information sharing agreement (the “Investor Day NDA”), in a similar form as exchanged by the respective legal counsel of the Parties prior to the date hereof, to enable the Company to share confidential information with Starboard, including in connection with the Company’s anticipated communications at the Investor Day. For the avoidance of doubt, if applicable, the Investor Day NDA will include a cleansing mechanism such that Starboard, as of the Investor Day, will not be in possession of any material, non-public information provided by the Company under the Investor Day NDA. If the Investor Day NDA is entered into, the Company shall provide Starboard with a reasonable opportunity to review and comment on anticipated communications at the Investor Day and consider in good faith any comments of Starboard.

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4.Representations and Warranties of the Company. The Company hereby represents and warrants that (a) it has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, (d) the Board is composed of nine (9) directors, (e) in connection with the Investor Rights Agreement, dated as of July 2, 2021 (the “Investor Rights Agreement”), by and among the Company and each of the investor signatories thereto (collectively, the “Investors”), it has obtained any necessary amendments, consents and/or waivers from the Investors, as may be required under the Investor Rights Agreement as a result of entering into this Agreement, including, without limitation, with respect to increasing the size of the Board, and (e) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation, or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound, including with respect to the Investor Rights Agreement.

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5.Representations and Warranties of Starboard. Starboard hereby represents and warrants that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both would constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 39,807,000 shares of Common Stock, (f) as of the date of this Agreement, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) Starboard has not (except as disclosed in the Nomination Notice) agreed to, directly or indirectly, compensate or agree to compensate, and will not, directly or indirectly, compensate or agree to compensate, any New Director (or any Replacement Director) for serving as a nominee or director, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

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6.Press Release. Promptly following the execution of this Agreement, the Company and Starboard shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party, except as required by law or applicable stock exchange listing rules. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other Party.

7.Specific Performance. Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of the terms hereof, and the other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

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8.Expenses. The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including but not limited to, its Schedule 13D filings, its preparation and delivery of the Nomination Notice and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $625,000 in the aggregate.

9.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:		with mandatory copies (which shall not constitute notice) to:

Alight, Inc.		Sidley Austin LLP
4 Overlook Point		1001 Page Mill Road Building 1
Lincolnshire, IL 60069		Palo Alto, CA 94304

Attn:	Martin T. Felli, Chief Legal Officer and Corporate Secretary	Attn:	Derek Zaba Jessica Wood

Email:	[***]	Email:	[***] [***]

If to Starboard:		with mandatory copies (which shall not constitute notice) to:

Starboard Value and Opportunity Master Fund Ltd. c/o Starboard Value LP		Olshan Frome Wolosky LLP
777 Third Avenue, 18th Floor		1325 Avenue of the Americas
New York, NY 10017		New York, NY 10019

Attn:	Jeffrey C. Smith Peter A. Feld	Attn:	Andrew M. Freedman, Esq. Meagan Reda, Esq.

Email:	[***] [***]	Email:	[***] [***]

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11.Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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13.Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, partners, members, officers, key employees or directors, in each case in their capacity as such, shall have breached this Section 13, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, partners, members, officers, key employees or directors, in each case in their capacity as such, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. The restrictions in this Section 13 shall not (a) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

14.Securities Laws. Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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15.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except that (i) the provisions of Section 7, Sections 9 through 12 and Sections 14 and 15 shall survive termination and (ii) no termination shall relieve either Party from liability for any breach of this Agreement prior to such termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY:

ALIGHT, INC.

By:	/s/ Stephan D. Scholl
	Name:	Stephan D. Scholl
	Title:	Chief Executive Officer

Signature Page to Cooperation Agreement

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

STARBOARD VALUE R LP
By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value L LP, its general partner

STARBOARD VALUE L LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

Signature Page to Cooperation Agreement

STARBOARD X MASTER FUND LTD

By:	Starboard Value LP, its investment manager

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE R GP LLC

STARBOARD PRINCIPAL CO GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

Signature Page to Cooperation Agreement

Exhibit A

Press Release

[See attached]

Alight Names Two New Independent Directors, Dave Guilmette and Coretha Rushing, to its Board of Directors

Company and Starboard Enter into Cooperation Agreement

May 6, 2024

LINCOLNSHIRE, Ill.-- Alight, Inc. (NYSE: ALIT) (“Alight” or the “Company”), a leading cloud-based human capital and technology services provider, today announced the appointment of Dave Guilmette and Coretha Rushing as independent directors to its Board of Directors (the “Board”), effective immediately. These appointments have been made in connection with a cooperation agreement (the “Agreement”) entered into between Alight and Starboard Value LP (together with certain of its affiliates, “Starboard”), an investment firm which owns approximately 7.2% of the Company’s outstanding common stock.

In addition, as part of an ongoing effort to broaden board composition, the Board and Starboard will also seek to identify and appoint an additional new independent director with relevant executive-level industry experience in benefits administration. During this process, Starboard will have the ability to submit candidates for the Board’s consideration and meet final candidates.

The Company will also schedule an investor day to discuss the Company’s financial outlook and long-term strategy following the close of the previously announced sale of the Professional Services segment and HCM & Payroll Outsourcing businesses (the “transaction”). The Company will provide more details on the investor day once a date for the event has been set.

William P. Foley, II, Chair of the Board, said, “We are pleased to welcome Dave and Coretha to the Board. Dave is an accomplished leader in the healthcare and benefits industry, having worked closely with payers, providers, and insurers. He has a track record of driving growth and profitability at multi-billion-dollar businesses and brings a strong perspective on the voice of our current and future customers. Coretha has decades of experience in the HR space, having served as Chief Human Resources Officer of large public corporations. She has a deep understanding of Alight’s customer base and extensive public board experience. The continued evolution of our Board reflects our commitment to driving strong corporate governance and stockholder value.”

“I look forward to working with Dave and Coretha as we continue to execute our strategy,” said Stephan Scholl, Chief Executive Officer. “We are acting decisively to unlock the power of our platform and deliver world-class, innovative solutions that create value for all stakeholders including our customers, their employees and our stockholders.”

Peter Feld, Managing Member, Portfolio Manager and Head of Research of Starboard said, “We appreciate the constructive dialogue we have had with Alight’s Board and management team and are excited about the appointments of two highly qualified directors to the Board. Dave and Coretha each bring a wealth of industry, operations, and governance expertise that will allow them to contribute from day one. We look forward to working closely with the Board and management team and having input on the continued board evolution and the upcoming investor day event. We invested in Alight because of its high-quality core business, leading market position, and opportunities for improved growth and profitability leading to sustainable value creation.”

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Pursuant to the Agreement, Starboard has agreed to withdraw its director nominations with respect to the 2024 annual meeting of stockholders and has entered into customary standstill, voting and other commitments. A summary and the complete text of the Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

J.P. Morgan Securities LLC is serving as financial advisor to Alight. Sidley Austin LLP and Simpson Thacher & Bartlett LLP are serving as legal counsel to Alight. Olshan Frome Wolosky LLP is serving as legal counsel to Starboard.

About Dave Guilmette

Dave Guilmette previously served as CEO of Global Health Solutions, a multi-billion-dollar division of Aon, driving significant growth and profitability during his tenure. He then served as a Strategic Advisor at Global Health Solutions, advising the CEO and president across innovation, large scale solution development, commercial partnerships, and M&A strategy before retiring from Aon earlier this year. Previous to his leadership roles at Aon, he spent nearly a decade at Cigna, serving as President of the Global Employer Segment and Private Exchanges and as President, National, Pharmacy and Product. Guilmette has served as a board member of Cigna Ventures and several non-profit organizations.

About Coretha Rushing

Coretha Rushing currently serves as Managing Director and Executive Mentor for The ExCo Group (formerly Merryck & Co. Americas), a global executive coaching and mentoring firm and as the President of CR Consulting Alliance, an HR consulting firm. Previously, Ms. Rushing served as Corporate Vice President and CHRO for Equifax and also served in various roles of increasing responsibility at The Coca-Cola Company, including as Senior Vice President, CHRO. Ms. Rushing currently serves on the Boards of Directors of ThredUp and 2U. Previously, she served on the Board of Directors of Benefitfocus.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth, and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay, and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the transaction, including the likelihood of the consummation of the transaction, the expected time period to consummate the transaction, the anticipated benefits of the transaction (including the achievement of our financial objectives), support plans, opportunities, anticipated future performance (including our expected recurring revenue and margin profile) and expected stock buyback programs, and statements regarding our pro forma capital structure. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “creates,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of elevated interest rates or changes in monetary and fiscal policies, competition in our industry, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to actions or proposals from activist stockholders, risks related to the ability to meet the contingent payment conditions of the seller note, and risks related to changes in regulation, including developments on the use of artificial intelligence and machine learning. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the SEC on February 29, 2024, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, investor.alight.com, or by contacting investor.relations@alight.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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Participants in the Solicitation

Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Election of Directors,” “Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” and “Executive Compensation” of the Company’s Proxy Statement on Schedule 14A in connection with the 2023 annual meeting of stockholders, filed with the SEC on April 5, 2023 (available here), the Company’s Current Reports on Form 8-K, filed with the SEC on September 5, 2023 (available here) and December 11, 2023 (available here), and the Company’s Amended Annual Report on Form 10-K/A, filed with the SEC on April 29, 2024 (available here). To the extent the security holdings of directors and executive officers have changed since the amounts described in these filings, such changes are set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which can be found at no charge at the SEC’s website at www.sec.gov or by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, investor.alight.com. Updated information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement on Schedule 14A for the 2024 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available. These documents are available free of charge as described above.

Contacts

Investors:

Jeremy Cohen

investor.relations@alight.com

Media:

Mariana Fischbach

Mariana.Fischbach@Alight.com

Lex Suvanto, Edelman Smithfield

alight@edelmansmithfield.com

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